EXHIBIT 99.4




                  EQUITABLE OF IOWA COMPANIES CAPITAL TRUST II

                               OFFER TO EXCHANGE
                                      Its
                       8.424% Series B Capital Securities
         Which Have Been Registered Under the Securities Act of 1933
                       for Any and All of Its Outstanding
                       8.424% Series A Capital Securities
               (Liquidation Amount $1,000 per Capital Security)
                Pursuant to the Prospectus dated April 24, 1997

                               ____________, 1997


To Brokers, Dealers, Commercial Banks, Trust Companies and
Other Nominees:

     We are enclosing herewith an offer by Equitable of Iowa Companies Capital Trust II, a Delaware statutory business trust (the "Trust"), to exchange the Trust's 8.424% Series B Capital Securities due April 1, 2027 (the "New Capital Securities") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for any and all of the Trust's outstanding 8.424% Series A Capital Securities due April 1, 2027 (the "Old Capital Securities"), upon the terms and subject to the conditions set forth in the accompanying Prospectus, dated April 24, 1997 (as the same may be amended and supplemented from time to time, the "Prospectus"), and the related Letter of Transmittal (which together with the Prospectus constitute the "Exchange Offer").

     The Exchange Offer provides a procedure for holders to tender the Old Capital Securities by means of guaranteed delivery.

     The Exchange Offer will expire at 5:00 p.m., New York City time, on _______________, 1997, unless extended (the "Expiration Date"). Tendered Old Capital Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     Based on an interpretation by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "SEC") as set forth in certain interpretive letters addressed to third parties in other transactions, New Capital Securities issued pursuant to the Exchange Offer in exchange for Old Capital Securities may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of Equitable of Iowa Companies, an Iowa corporation (the "Company") or the Trust within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Capital Securities are acquired in the ordinary course of such holder's business and such holder is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate, in the distribution of such New Capital Securities. See "Brown & Wood LLP," SEC No-Action Letter (available February 7, 1997), "Shearman & Sterling," SEC No-Action Letter (available July 2, 1993), "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991) and "Exxon Capital Holding Corporation," SEC No-Action Letter (available May 13, 1988).

     The Exchange Offer is not conditioned on any minimum aggregate liquidation amount of Old Capital Securities being tendered. Old Capital Securities may be tendered in whole or in part in denominations of $1,000 in Liquidation Amount or integral multiples of $1,000 in excess thereof.

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company and the Trust will not be required to accept for exchange, or to exchange, any New Capital Securities for any Old Capital Securities and may terminate the Exchange Offer (whether or not any Old Capital Securities have been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the conditions described in the Prospectus under "The Exchange Offer - Conditions to the Exchange Offer" have occurred or exist or have not been satisfied.

     For your information and for forwarding to your clients for whom you hold Old Capital Securities registered in your name or in the name of your nominee, we are enclosing the following documents:

     1.   A Prospectus, dated April 24, 1997.

     2. A Letter of Transmittal for your use and for the information of your clients.

     3. A printed form of letter which may be sent to your clients for whose accounts you hold Old Capital Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

     4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 of the Internal Revenue Service (included in the Letter of Transmittal after the instructions thereto).

                  WE URGE YOU TO CONTACT YOUR
                CLIENTS AS PROMPTLY AS POSSIBLE.

     Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent at the following telephone number: (312) 407-3344.

                    Very truly yours,



                    Equitable of Iowa Companies Capital Trust II


     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE TRUST, THE COMPANY, THE EXCHANGE AGENT OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.